EXHIBIT 99.1

September 24, 2014                                  FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Paul Shoukry, 727.567.5133
raymondjames.com/media

RAYMOND JAMES FINANCIAL REPORTS AUGUST 2014 OPERATING DATA

ST. PETERSBURG, Fla. - In an effort to provide timely information to investors about general trends in our major business segments, we are releasing selected operating data for August 2014. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.
Total securities commissions and fees of $277.4 million increased 13.4 percent over last year’s August and decreased 2.7 percent from the preceding month, which had one additional trading day. For the month, institutional equity commissions declined following a robust July while institutional fixed income commissions essentially remained flat.

Client assets under administration of $484.9 billion grew 18.3 percent over the prior year’s August and 2.4 percent over the preceding month, as the S&P 500 increased 3.8 percent in August. Similarly, financial assets under management of $66.2 billion increased 22.6 percent over the prior year and 3.4 percent over July.

“Investment banking revenues declined in August following a very strong month for M&A in July,” explained CEO Paul Reilly. “Meanwhile, trading profits remained steady.”

Net loans at Raymond James Bank grew to $10.9 billion in August, a significant 23.9 percent increase over last year’s August and a $300 million increase over the preceding month.

“The Private Client Group and Asset Management segments continue to benefit from equity market appreciation and near-record recruitment and retention of financial advisors,” said Reilly. “We remain focused on prudently growing all of our businesses.”

About Raymond James Financial, Inc.
Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking, and other services to individuals, corporations, and municipalities. Its three principal wholly owned broker-dealers, Raymond James & Associates, Raymond James Financial Services, and Raymond James Ltd., have approximately 6,200 financial advisors serving in excess of 2.5 million client accounts in approximately 2,500 locations throughout the United States, Canada and overseas. Total client assets are approximately $485 billion. Public since 1983, the firm has been listed on the New York Stock Exchange since 1986 under the symbol RJF. Additional information is available at www.raymondjames.com.
Forward-Looking Statements
Certain statements made in this press release may constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information concerning future strategic objectives, business prospects, anticipated savings, financial results (including expenses, earnings, liquidity, cash flow and capital expenditures), industry or market conditions, demand for and pricing of our products, acquisitions and divestitures, anticipated results of litigation and regulatory developments or general economic conditions. In addition, words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “forecasts,” and future or conditional verbs such as “will,” “may,” “could,” “should,” and “would,” as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements. Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions. Although we make such statements based on assumptions that we believe to be reasonable, there can be no assurance that actual results will not differ materially from those expressed in the forward-looking statements. We caution investors not to rely unduly on any forward-looking statements and urge you to carefully consider the risks described in our filings with the Securities and Exchange Commission from time to time, including our most recent Annual Report on Form 10-K and subsequent Forms 10-Q, which are available on www.raymondjames.com and the SEC’s website at www.sec.gov. We expressly disclaim any obligation to update any forward-looking statement in the event it later turns out to be inaccurate, whether as a result of new information, future events, or otherwise.

Raymond James Financial, Inc.
Operating Data

	August 2014	July 2014	August 2013
	(21 business days)	(22 business days)	(22 business days)

Total securities commissions and fees (in mil.) (1)	$277.4	$285.1	$244.7

Client assets under administration (in bil.)	$484.9	$473.4	$409.9

Private client group assets under administration (in bil.)	$460.1	$448.9	$391.2

Financial assets under management (in bil.) (2)	$66.2	$64.0	$54.0

Raymond James Bank total loans, net (in bil.)	$10.9	$10.6	$8.8

(1) Includes all securities commissions and fees generated by our financial advisors, both private client and institutional.
(2) This is the primary revenue driver for the asset management segment. Investment advisory fees are based on a percentage of assets at either a single point in time within the quarter, typically the beginning or end of a quarter, or the “average daily” balances of assets under management.